SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  January 2, 2019

AXIM BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54296	27-4092986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Rockerfeller Place, 20th Floor, Suite 83 New York, New York New York, NY 10111	10111
(Address of principal executive offices)	(Zip Code)

(212) 751-0001
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Dr. George E. Anastassov

Effective January 2, 2019, Dr. George E. Anastassov has resigned as the Chief Executive Officer (CEO) of AXIM Biotechnologies, Inc., a Nevada corporation (the “Company”).  Dr. Anastassov will remain a member and Chairman of the Board of Directors and will retain the title of Founder in a consulting role with the Company. Dr. Anastassov’s consulting role will continue for period of 30 months and his monthly compensation will remain unchanged during that period.

Appointment of John W. Huemoeller II

On January 2, 2019, the Board of Directors of the Company appointed John W. Huemoeller II as the Company’s Chief Executive Officer.  Mr. Huemoeller is currently serving as a member of the Board of Directors of the Company.

Mr. Huemoeller, 62, has over 30 years’ experience in financial markets and publicly traded companies including investment banking, corporate finance, executive management, sales and marketing, mergers and acquisitions, leveraged buyouts and private placements of securities. Since April 2015 to the present, Mr. Huemoeller has been the chief executive officer and president of Air Water Earth Inc. From March 2013 to January 2016, he was chairman, chief executive officer and chief financial officer of Propell Technologies Group Inc. From April 2012 to March 2013, Mr. Huemoeller served as the president of Joshua Tree Capital Inc. Mr. Huemoeller has held Series 3, 7, 24, 63 and 79 Securities Licenses, was registered with various state insurance boards, the Chicago Board of Trade as a commodities broker, and worked for various broker-dealers throughout his career including Smith Barney, Drexel Burnham, Prudential Securities, and Paine Webber. Mr. Huemoeller is co-author of U.S. Patent #5,855,005.

Effective January 2, 2019, the Company entered into an Employment Agreement with Mr. Huemoeller.  The agreement does not have a set term and may be terminated at any time by the Company or Mr. Huemoeller with proper notice. Pursuant to the Employment Agreement, Mr. Huemoeller will receive an annual base salary of $120,000 (the “Base Salary”) and incentive stock options to purchase 2,000,000 shares of the Company’s common stock under the Company’s 2015 Stock Incentive Plan (the “Stock Options”).  The Stock Options will have a strike price based on the closing price of the Company’s common stock the day prior to grant and shall vest 50% on the date of grant and the remaining 50% shall vest on the 12-month anniversary of the grant date, subject to continued employment.  If Mr. Huemoeller is terminated without cause or terminates the agreement for good reason, he shall be entitled to severance consisting of Base Salary for twelve (12) months and continued insurance coverage.

There are no arrangements or understandings between Mr. Huemoeller and any other person pursuant to which Mr. Huemoeller was appointed as an officer of the Company. Mr. Huemoeller is not a participant in, nor is he to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. There are no familial relationships between Mr. Huemoeller and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer.

Item 7.01   Regulation FD Disclosure

On January 8, 2019, the Company announced the appointment of Mr. Huemoeller as its Chief Executive Officer. A copy of the press release issued by the Company announcing Mr. Huemoeller’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Exhibit 99.1 contains forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements.

The information set forth under Item 7.01 of this Current Report on Form 8-K (“Current Report”), including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Current Report, including Exhibit 99.1, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing, except as expressly set forth by specific reference in such a filing. This Current Report will not be deemed an admission as to the materiality of any information in this Current Report that is required to be disclosed solely by Regulation FD.

Item 9.01   Financial Statements and Exhibits

(d)Exhibits

99.1Press Release of Axim Biotechnologies, Inc., dated January 8, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIM BIOTECHNOLOGIES, INC.

Dated: January 8, 2019	By:	/s/ Robert Malasek
Name: Robert Malasek
Chief Financial Officer